Exhibit 99.2

Contact: West Marine, Inc.

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REVISES THIRD QUARTER EARNINGS UPWARD

WATSONVILLE, CA, November 11, 2004—West Marine, Inc. (Nasdaq: WMAR) today reported that earnings for the third quarter ended October 2, 2004 were $0.32 per share, rather than the previously reported $0.29 per share. In our prior earnings release dated October 28, we reported, and our independent auditors concurred, that third quarter earnings should be reduced by a $1.2 million pre-tax, or $0.03 per share after-tax, charge related to an extinguishment of debt on October 14, 2004 in connection with replacing our bank credit facility. Upon further review of the applicable accounting rules, again performed in conjunction with our independent auditors, we have determined that this charge should be recorded instead as a reduction to fourth quarter earnings when the prior debt was extinguished. This change increases third quarter earnings and decreases fourth quarter earnings by the same amount; therefore, earnings for the full fiscal year 2004 will not be affected.

Net income for the thirteen weeks ended October 2, 2004, as corrected, was $6.9 million, compared to net income of $8.1 million, or $0.39 per share, a year ago. Net income for the thirty-nine weeks ended October 2, 2004, as corrected, was $29.0 million, or $1.36 per share, compared to net income of $21.7 million, or $1.08 per share, for the same period a year ago.

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 365 stores in 38 states, Canada and Puerto Rico, and more than $660 million in annual sales. The Company’s successful catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, fluctuations in fuel prices and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended July 3, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 13 weeks ended October 2, 2004 and September 27, 2003

(Unaudited, in thousands except per share amounts)

	13 Weeks Ended October 2, 2004		13 Weeks Ended September 27, 2003
Net sales	$183,115	100.0%	$191,916	100.0%
Cost of goods sold, including buying and occupancy	126,305	69.0%	134,127	69.9%

Gross profit	56,810	31.0%	57,789	30.1%
Selling, general and administrative expenses	44,134	24.1%	43,084	22.4%

Income from operations	12,676	6.9%	14,705	7.7%
Interest expense	1,387	0.7%	1,487	0.8%

Income before taxes	11,289	6.2%	13,218	6.9%
Income taxes	4,403	2.4%	5,155	2.7%

Net income	$6,886	3.8%	$8,063	4.2%

Net income per common and common equivalent share:
Basic	$0.33		$0.41
Diluted	$0.32		$0.39

Weighted average common and common equivalent shares outstanding:
Basic	20,794		19,867
Diluted	21,229		20,561

Stores open at the end of period	365		339

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 39 weeks ended October 2, 2004 and September 27, 2003

(Unaudited, in thousands except per share amounts)

	39 Weeks Ended October 2, 2004		39 Weeks Ended September 27, 2003
Net sales	$564,917	100.0%	$536,030	100.0%
Cost of goods sold, including buying and occupancy	379,867	67.2%	367,162	68.5%

Gross profit	185,050	32.8%	168,868	31.5%
Selling, general and administrative expenses	132,829	23.6%	125,239	23.3%
Acquisition integration costs			909	0.2%

Income from operations	52,221	9.2%	42,720	8.0%
Interest expense	4,740	0.8%	5,210	1.0%
Charge related to extinguishment of debt			1,902	0.4%

Income before taxes	47,481	8.4%	35,608	6.6%
Income taxes	18,518	3.3%	13,888	2.5%

Net income	$28,963	5.1%	$21,720	4.1%

Net income per common and common equivalent share:
Basic	$1.40		$1.11
Diluted	$1.36		$1.08

Weighted average common and common equivalent shares outstanding:
Basic	20,642		19,590
Diluted	21,296		20,203

WEST MARINE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	Oct 2, 2004	Jan. 3, 2004	Sep 27, 2003
ASSETS
Current assets:
Cash	$6,977	$4,737	$4,368
Trade receivables, net	7,140	6,094	6,835
Merchandise inventories	321,515	314,021	288,260
Other current assets	23,987	23,874	19,644

Total current assets	359,619	348,726	319,107

Property and equipment, net	80,395	80,764	82,584
Goodwill	56,905	56,905	60,862
Intangibles	2,637	2,875	2,955
Other assets	3,642	3,988	4,110

Total assets	$503,198	$493,258	$469,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,388	$72,635	$55,247
Accrued expenses	32,808	22,921	29,555
Deferred current liabilities	3,480	3,480	3,510
Current portion of long-term debt	0	0	36

Total current liabilities	79,676	99,036	88,348

Long-term debt	116,451	128,851	118,231
Deferred items and other non-current obligations	11,326	11,324	9,789

Total liabilities	207,453	239,211	216,368

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 20,799,246 at October 2, 2004, 20,130,053 at January 3, 2004, and 19,973,224 at September 27, 2003	21	20	20
Additional paid-in capital	153,377	140,348	137,967
Accumulated other comprehensive income	213	508	462
Retained earnings	142,134	113,171	114,801

Total stockholders’ equity	295,745	254,047	253,250

Total liabilities and stockholders’ equity	$503,198	$493,258	$469,618